UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 28, 2009

NovaRay Medical, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-52731	16-1778998
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

39655 Eureka Drive, Newark, California	94560
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 619-9200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 28, 2009, Edward Solomon, the Chief Technical Officer and a director of NovaRay Medical, Inc. (the “Company”), notified the Company of his resignation from the Company’s Board of Directors. At the time of his resignation, Mr. Solomon did not serve on any committees of the Company’s Board of Directors. Mr. Solomon’s resignation was not caused by any disagreement with the Company.

On July 28, 2009, the Board elected Carl Kleidman to be a director of the Company until the next annual meeting of the stockholders of the Company, his resignation or removal. Mr. Kleidman was elected as a director, under the terms of the Note and Warrant Purchase Agreement between the Company and Purchasers (as defined therein) dated July 2, 2009. Mr. Kleidman is the Managing Director, Investments, of Vision Capital Advisors, which manages Vision Opportunity Master Fund, Ltd. and Vision Capital Advantage Fund, L.P. As previously reported on Form 8-K filed with the U.S. Securities and Exchange Commission on July 8, 2009, the Company issued a warrant and a note to Vision Opportunity Master Fund, Ltd. in the principal amount of $2,750,000 pursuant such Note and Warrant Purchase Agreement. The Company also entered into Exchange Agreements with Vision Opportunity Master Fund, Ltd. and Vision Capital Advantage Fund, L.P. to exchange 7,490,630 shares of the Company’s Series A Preferred Stock for 749,063 shares of the Company’s Series A-1 Preferred Stock and 9 shares of the Company’s Series A Preferred Stock for $24.03 in cash.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NovaRay Medical, Inc.

Dated: August 3, 2009	By:	/s/ William Frederick
	Name:	William Frederick
	Title:	Chief Financial Officer